PROSPECTUS SUPPLEMENT DATED	FILED PURSUANT TO RULE 424(b)(3)
AUGUST 16, 2006	SEC FILE NO. 333-86079
(To Prospectus Dated September 17, 1999)
21,649,274 Shares
EQUITY OFFICE PROPERTIES TRUST
Common Shares of Beneficial Interest
     This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of up to 21,649,274 of our common shares of beneficial interest, $0.01 par value per share, including up to 20,021,720 common shares issuable upon the redemption of units of limited partnership interest in EOP Operating Limited Partnership, if and to the extent that such selling shareholders redeem their units and common shares are issued in exchange for these units. This prospectus supplement updates and amends certain information included in our prospectus dated September 17, 1999, and should be read together with the prospectus, which is to be delivered with this prospectus supplement.
     The table set forth in the prospectus under the caption “Selling Shareholders” is hereby supplemented as follows:

Number of Shares Owned and
Name of Selling Shareholder	Offered Hereby

Phillips Financial Limited Partnership	195,986 (1)
     (1) Represents common shares issuable upon redemption of a corresponding number of units of limited partnership interest in EOP Operating Limited Partnership.